Exhibit 10.1

THE REGENCY HOTEL

THIS LEASE is made on November 20, 2001 between 61ST & PARK AVE. CORP., having an office at 667 Madison Avenue, New York, New York 10021-8087 (hereinafter “Landlord”) owning and operating THE REGENCY HOTEL at 540 Park Avenue, New York, New York 10021 (hereinafter the “Hotel”) and you, the Tenant, Preston Robert Tisch and Joan Tisch, whose address is 540 Park Avenue, New York, New York 10021 (hereinafter collectively “you” or “Tenant”).

1.           APARTMENT AND USE

Landlord agrees to lease to you Apartment 17A on the seventeenth (17th) floor in the Hotel. The Apartment is unfurnished.

You shall use the Apartment for living purposes only. The Apartment may be occupied by the Tenant or Tenants named above and by the immediate family of the Tenant or Tenants.

2.           LENGTH OF LEASE

The term of this Lease shall commence on November 16, 2005 and shall end on the date that is ninety (90) days after the later to occur of (i) the date of the death of Preston Robert Tisch and (ii) the date of the death of Joan Tisch, unless the term of this Lease is sooner terminated in accordance with the terms of this Lease. At any time from and after the third (3rd) anniversary of the commencement of the Lease, Tenant has the option to end this Lease, for any reason or for no reason, by giving Landlord notice at least (a) one hundred and eighty (180) days before the date that Tenant wishes the Lease to end if both Preston Robert Tisch and Joan Tisch are alive when such notice is given or (b) ninety (90) days before the date that Tenant wishes the Lease to end if only one of Preston Robert Tisch or Joan Tisch is alive when such notice is given. If Tenant sends Landlord such notice, the Lease will end on the date specified in Tenant's notice.

3.           RENT

Your monthly rent for the Apartment is $55,000. From and after January 1, 2007, whether or not the term of this Lease has commenced, your monthly rent for the Apartment shall be adjusted upward, if applicable, January 1 of each year during the term of this Lease and shall be equal to the product of $55,000, and a fraction the numerator of which is the “Consumer Price Index” for the last calendar month of the immediately preceding year and the denominator of which is the “Consumer Price Index” for the first calendar month of the immediately preceding year. “Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York - Northern New Jersey - Long Island, NY-NJ-CT area, All items (1982 - 1984 = 100), or any successor thereto, appropriately adjusted. If the Consumer Price Index ceases to be published, and there is no successor, another index agreed to by Landlord and you, acting reasonably, as appropriately adjusted, will be substituted for the Consumer Price Index. If the Consumer Price Index ceases to use 1982 - 1984 = 100 as the basis of the calculation, the Consumer Price Index will be adjusted accordingly. You must pay Landlord the rent, in advance, on the first day of each month, without setoff or deduction, either at Landlord's office or at another place that Landlord may inform you of by written notice. You may be required to pay other charges to Landlord under the terms of this Lease. They are to be called “added rent”. This added rent is payable as rent, together with the next monthly rent due. If Tenant fails to pay the added rent on time, Landlord shall have the same rights against you as if you had failed to pay rent.

4.           CAPTIONS

In any dispute arising under this Lease, in the event of a conflict between the text and a caption, the text controls.

5.           CARE OF YOUR APARTMENT; END OF LEASE; MOVING OUT

A.           You will keep, and at the end of the Term, return the Apartment and the fixtures and equipment therein clean and in good order and repair and will not permit or do any damage to it, except for damage which occurs through ordinary wear and tear and damage by the elements. You shall make, as necessary, as a result of misuse or neglect by you all repairs to fixtures and equipment including replacement if needed. You will move out on or before the ending date of this Lease and leave the Apartment in good order and in the condition described in paragraph 7B, except for ordinary wear and tear and damage caused by fire or other casualty. If you default, Landlord has the right to make repairs and charge you the cost. The cost will be added rent.

B.           When this Lease ends, you must remove all of your movable property and restore and repair the Apartment to a reasonably good condition. You have not moved out until all persons, furniture and other property of yours is also out of the Apartment. If your property remains in the Apartment after the Lease ends, Landlord may either treat you as still in occupancy and charge you for use, or may consider that you have given up the Apartment and any property remaining in the Apartment. In this event, Landlord may either discard the property or store it at your expense. You agree to pay Landlord for all costs and expenses incurred in removing and/or storing such property. The provisions of this Article will continue to be in effect after the end of this Lease.

6.           CHANGES AND ALTERATIONS TO APARTMENT

You must obtain Landlord’s prior written consent to install any structural alterations, which consent Landlord shall not unreasonably withhold. You may make any reasonable non-structural alterations without Landlord’s consent, provided you comply with all applicable city, state and federal laws and regulations affecting the Hotel or the Apartment and the rules and regulations of the Building. If a lien is filed on the Apartment or the Hotel for any reason relating to your work, you must, within thirty (30) days, pay or bond the amount stated in the lien. Landlord may pay or bond the lien if you fail to do so within 30 days after you have notice of the lien and Landlord’s costs will be added rent. Without Landlord’s prior written consent, you cannot install or use in the Apartment any of the following: dishwasher machines, clothes washing or drying machines, electric stoves, garbage disposal units, heating, ventilating or air-conditioning units or any other electrical equipment which, in Landlord’s reasonable opinion, will overload the existing wiring installation in the Hotel or interfere with the use of such electrical wiring facilities by other tenants of the Hotel. Also, you cannot place in the Apartment water-filled furniture. Landlord acknowledges that all furniture and improvements located in the

Apartment as of the date of this Lease are the property of Tenant and Tenant has the right to remove and/or replace the same at any time during the Term of this Lease.

7.           YOUR DUTY TO OBEY AND COMPLY WITH
              LAWS, REGULATIONS AND LEASE RULES

A.           Government Laws and Orders.  You will obey and comply (1) with all present and future city, state and federal laws and regulations which affect the Hotel or the Apartment, and (2) with all orders and regulations of insurance rating organizations which affect the Apartment and the Hotel. Notices received by you from any authority or group must be promptly delivered to Landlord. You will not allow any windows in the Apartment to be cleaned from the outside, unless the equipment and safety devices required by law are used.

B.           Landlord's Rules Affecting You.  You and your servants, employees, agents, visitors and other registered occupants will obey Landlord's rules listed in this Lease and all future reasonable rules of Landlord or Landlord's agent, provided Landlord gives written notice to Tenant of such rules. Landlord shall not be responsible to you for the violations of any rule or regulation or the breach of any provision of any lease, by any other tenant or occupant of the Hotel.

C.           Your Responsibility.  You are responsible for the behavior of yourself, your immediate family, your employees, your agents, your servants and people who are visiting you. You will reimburse Landlord as additional rent upon demand for the cost of all losses, damages, fines and reasonable legal expenses incurred by Landlord because you, members of your immediate family, employees, agents, servants or people visiting you have not obeyed government laws or rules of this Lease. Landlord is not liable for loss, expense or damage to any person or property, unless due to Landlord’s negligence or the negligence of Landlord’s employees, agents or representatives.

8.           SERVICES AND FACILITIES

A.           Services.  Landlord will provide heat or air conditioning as and when reasonably necessary, hot and cold water, electricity, mechanical refrigeration, gas, window washer service and other similar services that are free of charge by other apartment hotels in New York City of similar character and standing. You are not entitled to any rent reduction or abatement because of a stoppage or reduction of any of the above services unless it is provided by law. Landlord will also provide valet and laundry service and room service for food and drinks for which charges will be made at the same rates as those charged to other tenants in the Hotel. A safe is available for valuable possessions but the Landlord's liability for any personal property is limited by Section 200 of the New York State General Business Law. You shall take reasonable precautions to safeguard any and all valuables.

B.           Additional Charges.  If the Landlord should have to make any expenditure for which you are liable for under this Lease or if you shall fail to make any payment to Landlord for disbursements, cash advances, CODs accepted for you, restaurant charges, telephone charges, maid, valet, laundry or any other service, the amount due by you for these services shall be deemed “added rent” and shall be due and payable to the Landlord as provided for in Article 1 hereof. If you do not pay the added rent, Landlord shall have the same remedies and rights that Landlord has for the non-payment of the fixed rent. You also agree to pay the charges specified above if incurred by any registered occupant or servant, agent, visitor or guest. If you fail to pay any bill, charge, rent or additional rent or any part thereof as provided for in this Lease, or are in breach of any other provision of this Lease, Landlord may discontinue all or any of the aforementioned services without notice to you, and without giving you any reduction in your rent.

9.           INABILITY TO PROVIDE SERVICES

Because of a strike, labor trouble, national emergency, repairs, or any other cause beyond Landlord's reasonable control, Landlord may not be able to provide or may be delayed in providing any services or in making any repairs to the Hotel. In any of these events, any rights you may have against Landlord are only those rights which are allowed by laws in effect when the reduction of service occurs.

10.           ENTRY TO APARTMENT

During reasonable hours and with reasonable advance notice, except in emergencies, Landlord may enter the Apartment for the following reasons:

A.           To erect, use and maintain pipes and conduits in and through the walls and ceilings of the Apartment; to inspect the Apartment and to make any necessary repairs or changes Landlord reasonably decides are necessary. Your rent will not be reduced because of any of this work, unless required by law;

B.           To show the Apartment to persons who may wish to become owners or lessees of the entire Hotel or may be interested in lending money to Landlord;

C.           For ninety (90) before the end of the Lease, to show the Apartment to persons who wish to rent it;

D.           If at any time you are not personally present to permit Landlord or Landlord's representative to enter the Apartment and entry is necessary or allowed by law or under this Lease, Landlord or Landlord's representatives may nevertheless enter the Apartment. Landlord may enter by force in an emergency. Landlord will not be responsible to you, unless during this entry, Landlord or Landlord's representative is negligent or misuses your property.

11.           ASSIGNMENT; SUBLETTING

You cannot assign this Lease or sublet the Apartment without Landlord's advance written consent in each instance to a request made by you. Landlord may refuse to consent to a lease assignment for any reason or for no reason. The first and every other time you wish to sublet the Apartment, you must get the written consent of Landlord. If you fail to pay your rent, Landlord may collect rent from subtenant or occupant without releasing you from the Lease. Landlord will credit the amount collected against the rent due from you. However, Landlord's acceptance of such rent does not change the status of the subtenant or occupant to that of direct tenant of Landlord and does not release you from this Lease.

12.           DEFAULT

A.           You default under the Lease if you act in any of the following ways:

(1)           You fail to pay rent on the due date; and

(2)           You fail to carry out any other agreement or provision of this Lease;

If you do default in any one of these ways Landlord may serve you with a written notice to stop or correct the specified default within five (5) days. You must then either stop or correct the default within five (5) days, or if you need more than five (5) days, you must begin to correct the default within five (5) days and continue to do all that is necessary to correct the default as soon as possible.

B.           If you do not stop or begin to correct a default within five (5) days, Landlord may give you a second written notice that this Lease will end three (3) days after the date the second written notice is sent to you. At the end of the three-day period, this Lease will end. You then must move out of the Apartment. Even though this Lease ends, you will remain liable to Landlord for unpaid rent up to the end of this Lease, the value of your occupancy, if any, after the Lease ends, and damages caused to Landlord after that time as stated in this Lease.

C.           If you do not pay your rent when this Lease requires within five (5) days after a personal demand for rent has been made, or within three (3) days after a statutory written demand for rent has been made, or if the Lease ends, Landlord may do the following:  (1) enter the Apartment and retake possession of it if you have moved out; or (2) go to court and ask that you and all other occupants in the Apartment be compelled to move out.

Once this Lease has been ended, whether because of default or otherwise, you give up any right you might otherwise have to reinstate or renew the Lease.

13.           REMEDIES OF LANDLORD AND YOUR LIABILITY

If this Lease is ended by Landlord because of your default, the following are the rights and obligations of you and Landlord:

A.           You must pay your rent until this Lease has ended. Thereafter, you must pay an equal amount for what the law calls “use and occupancy” until you actually move out.

B.           Once you are out, Landlord may re-rent the Apartment or any portion of it for a period of time which may end before or after the ending date of this Lease. Landlord may re-rent to a new tenant at a lesser rent or may charge a higher rent than the rent in this Lease.

C.           Whether the Apartment is re-rented or not, you must pay to Landlord as damages:

(1)           the difference between the rent in this Lease and the amount, if any, of the rents collected in any later lease or leases of the Apartment for what would have been the remaining period of this Lease; and

(2)           Landlord's expenses for attorney's fees, advertisements, broker's fees and the cost of putting the Apartment in good condition for re-rental.

D.           You shall pay all damages due in monthly installments on the rent day established in this Lease. Any legal action brought to collect one or more monthly installments of damages shall not prejudice in any way Landlord's right to collect the damages for a later month by a similar action. If the rent collected by Landlord from a subsequent tenant of the Apartment is more than the unpaid rent and damages which you owe Landlord, you cannot receive the difference. Landlord's failure to re-rent to another tenant will not release or change your liability for damages, unless the failure is due to Owner's deliberate inaction.

14.           ADDITIONAL OWNER REMEDIES

If you do not do everything you have agreed to do, or if you do anything which shows that you intend not to do what you have agreed to do, Landlord has the right to ask a court to make you carry out your agreement or to give the Landlord such other relief as the court can provide. This is in addition to the remedies in Articles 12 and 13 of this Lease. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.

15.           FEES AND EXPENSES

A.           Landlord's Right.  You must reimburse Landlord for any of the following fees and expenses incurred by Landlord:

(1)           Making any repairs to the Apartment or the Hotel which result from misuse or negligence by you, or persons who live with you, visit you, or work for you;

(2)           Repairing or replacing any furniture, appliance, fixture or furnishing belonging to Landlord and damaged by your misuse or negligence;

(3)           Correcting any violations of city, state or federal laws, or orders and regulations of insurance rating organizations concerning the Apartment or the Hotel which you or persons who live with you, visit you, or work for you have caused;

(4)           Any legal fees and disbursements for legal actions or proceedings brought by Landlord against you because of a Lease default by you or for defending lawsuits brought against Landlord because of your actions;

(5)            Removing all of your property after this Lease is ended; and

(6)           All other fees and expenses incurred by Landlord because of your failure to obey any other provisions and agreements of this Lease.

These fees and expenses shall be paid by you to Landlord as additional rent within thirty (30) days after you receive Landlord's bill or statement. If this Lease has ended when these fees and expenses are incurred, you will still be liable to Landlord for the same amount of damages.

16.           PROPERTY LOSS, DAMAGES OR INCONVENIENCE

Unless caused by the negligence or misconduct of Landlord or Landlord's agents or employees, Landlord or Landlord's agents and employees are not responsible to you for any of the following:  (1) any loss of or damage to you or your property in the Apartment or the Hotel due to any accidental or intentional cause, even a theft or another crime committed in the Apartment or elsewhere in the Hotel; (2) any loss of or damage to your property delivered to any employee of the Hotel (i.e., doorman, maid, etc.); or (3) any damage or inconvenience caused to you by actions, negligence or violations of a lease by any other tenant or person in the Hotel except to the extent required by law. Storerooms shall be used by you only for storage of trunks, suitcases, bags and packing cases, all of which shall be empty. Although the relationship of the parties to this Lease is that of landlord and tenant and is governed by the terms of this Lease, this Lease is not meant to waive any of Landlord's rights to limitation of liability under any provision of law applicable to Hotels.

17.           FIRE OR CASUALTY

A.           If the Apartment becomes unusable, in part or totally, because of fire, accident or other casualty, this Lease will continue unless ended by Landlord under paragraph C below. If the Apartment cannot be used because of fire or other casualty, you are not required to pay rent for the time the Apartment is unusable. If part of the Apartment cannot be used, you must pay rent for the usable part. Landlord need only repair damage to the structural parts of the Apartment. Landlord is not required to repair or replace any equipment, fixtures, furnishings or decorations unless originally installed by Landlord. Landlord is not responsible for delays due to settling insurance claims, obtaining estimates, labor and supply problems or any other cause not fully under Landlord’s control.

B.           Landlord will repair and restore the Apartment, unless Landlord decides to take actions described in paragraph C below.

C.           After a fire, accident or other casualty in the Hotel, Landlord may decide to tear down the Hotel or to substantially rebuild it. In such case, Landlord need not restore the Apartment but may end this Lease. Landlord may do this even if the Apartment has not been damaged, by giving you written notice of this decision within ninety (90) days after the date when the damage occurred. If the Apartment is usable when Landlord gives you such notice, this Lease will end ninety (90) days after you receive the notice.

D.           Unless prohibited by the applicable insurance policies, to the extent that such insurance is collected, you and Landlord release and waive all right of recovery against the other or anyone claiming through or under each by way of subrogation. You hereby expressly waive the provisions of Section 227 of the Real Property Law and agree that the foregoing provisions shall govern and control in lieu thereof.

18.           PUBLIC TAKING

The entire Hotel or a part of it can be acquired (condemned) by any government or government agency for a public or quasi-public use purpose. If this happens, this Lease shall end on the date the government or agency takes title. You shall have no claim against Landlord for any resulting damage.

19.           SUBORDINATION CERTIFICATE AND ACKNOWLEDGMENTS

All leases and mortgages of the Hotel or of the land on which the Hotel is located, now in effect or made after this Lease is signed, come ahead of this Lease. In other words, this Lease is “subject and subordinate to” any existing or future lease or mortgage on the Hotel or land, including any renewals, consolidations, modifications and replacements of these leases or mortgages. Without limiting the foregoing, this Lease is subject and subordinate to a certain lease dated April 24, 1961 made between First Sterling Corporation, as landlord, and Landlord herein, as tenant. If certain provisions of any of these leases or mortgages come into effect, the holder of such lease or mortgage can end this Lease. If this happens, you agree that you have no claim against Landlord or such lease or mortgage holder. If Landlord requests, you will sign promptly an acknowledgment of the “subordination” in the form that Landlord reasonably requires. You also agree to sign (if accurate) a written acknowledgment to any third party designated by Landlord that this Lease is in effect, that Landlord is performing Landlord's obligations under this Lease and that you have no present claim against Landlord.

20.           ATTORNMENT

If, at any time during the term of this Lease, Landlord's ownership of the Hotel or rights to the land on which the Hotel is located shall terminate or be terminated because of Landlord's default or any other reason, you agree that upon demand of any owner of the premises which include the Hotel, or of any holder of a leasehold affecting the Hotel, or of any mortgagee in possession thereof, to accept as new landlord any such owner, holder or mortgagee, upon the terms and conditions set forth in this Lease for the remainder of the Lease term. You also agree to sign a written acknowledgment of such attornment to any owner, holder or mortgagee.

21.           BILLS AND NOTICES

A.           Notices to You.  Any notice from Landlord or Landlord's agent or attorney will be considered properly given to you if it (1) is in writing; (2) is signed by or in the name of Landlord or Landlord's agent; and (3) is addressed to you at the Apartment and delivered to you personally or sent by registered or certified mail to you at the Apartment.

B.           Notices to Landlord.  If you wish to give a notice to Landlord, you must write it and deliver it or send it by registered or certified mail to Landlord at the address noted on page 1 of this Lease, to the attention of its Corporate Secretary, or at another address of which Landlord or Landlord's agent has given you written notice.

22.           GIVING UP RIGHT TO TRIAL BY JURY AND COUNTERCLAIM

A.           Both you and Landlord agree to give up the right to trial by jury in a court action, proceeding or counterclaim on any matters concerning this Lease, the relationship of you as tenant, and Landlord as landlord, or your use or occupancy of the Apartment. This agreement to give up the right to a jury trial does not include claims for personal injury or property damage.

B.           If Landlord begins any court action or proceeding against you which asks that you be compelled to move out, you cannot make a counterclaim unless you are claiming that Landlord has not done what Landlord is supposed to do about the condition of the Apartment or the Hotel.

23.           NO WAIVER OF LEASE PROVISIONS

A.           Even if Landlord accepts your rent or fails once or more often to take action against you when you have not done what you have agreed to do in this Lease, the failure of Landlord to take action or Landlord's acceptance of rent does not prevent Landlord from taking action at a later date if you again do not do what you have agreed to do.

B.           Only a written agreement between you and Landlord can waive any violation of this Lease.

C.           If you pay and Landlord accepts an amount less than all the rent due, the amount received shall be considered to be in payment of all or a part of the earliest rent due. It will not be considered an agreement by Landlord to accept this lesser amount in full satisfaction of all of the rent due.

D.           Any agreement to amend or end this Lease and also to end the rights and obligations of you and Landlord must be in writing, signed by you and Landlord. Even if you give keys to the Apartment and they are accepted by Landlord or any employee or agent of Landlord, this Lease is not ended unless you and Landlord have executed a written document to that effect.

24.           CONDITION OF THE APARTMENT

When you signed this Lease, you did not rely on anything said by Landlord, Landlord's agent or employee about the physical condition of (a) the Apartment; (b) the Hotel or the land on which it is built; (c) the furniture, furnishings, equipment and fixtures therein; and (d) the services to be furnished to you. You did not rely on any promises as to what would be done, unless what was said or promised is written in this Lease and signed by both you and Landlord or found in Landlord's floor plans or brochure shown to you before you signed this Lease. Before signing this Lease, you have inspected the Apartment and you accept it in its present condition “as is”.

25.           SUCCESSOR INTERESTS

A.           The agreements in this Lease shall be binding on Landlord and you and on those who succeed to the interest of Landlord or you by law or by transfer or, in the case of Tenant, by approved assignment.

B.           Landlord’s obligations end when Landlord’s interest in the Building is transferred and the transferee assumes the Landlord’s obligations under the Lease.

26.           NO RENT REGULATION

In signing this Lease, you acknowledge that both you and the Landlord relied upon the fact that neither the Lease nor the Apartment is registered or subject to the City Rent Law (rent control) or the Rent Stabilization Law of 1969, as amended. You have no right to have this Lease renewed. Without limitation, you waive any claim, defense or action based upon the allegation that this Lease, your tenancy created under this Lease or the Apartment is subject to any form of governmental supervision or regulation.

27.           QUIET ENJOYMENT AND HABITABILITY; BROKER

A.           Subject to the terms of this Lease, as long as you are not in default you may peaceably and quietly have, hold and enjoy the Apartment for the Term. Landlord states that the Apartment and the Hotel are fit for human living and there is no condition dangerous to health, life or safety.

B.           You and Landlord represent that you have not dealt with any Broker in connection with this Lease.

28.           RULES AND REGULATIONS

Landlord's Rules and Regulations attached to this Lease form a part of this Lease.

TO CONFIRM OUR AGREEMENTS, LANDLORD AND YOU RESPECTIVELY SIGN THIS LEASE AS OF THE DAY AND YEAR FIRST WRITTEN ON PAGE 1.

Landlord:

61st & PARK AVE. CORP.

By:	/s/ Jack S. Adler
Jack S. Adler, President

Tenant:

/s/ Preston Robert Tisch
Present Robert Tisch

/s/ Joan Tisch
Joan Tisch